Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
Between
SUSQUEHANNA BANCSHARES, INC.
and
ABINGTON BANCORP, INC.
Dated as of January 26, 2011

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 26, 2011, is entered into between Susquehanna Bancshares, Inc., a Pennsylvania corporation (“Parent”), and Abington Bancorp, Inc., a Pennsylvania corporation (the “Company”). Parent and the Company are sometimes collectively referred to herein as the “Constituent Corporations.”
WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the “Merger”) with and into Parent;
WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Susquehanna Bank, a bank and trust company organized under the Pennsylvania Banking Code of 1965 and a wholly-owned subsidiary of Parent (the “Parent Bank”), and Abington Savings Bank, a savings bank organized under the Pennsylvania Banking Code of 1965 and a wholly-owned subsidiary of the Company (the “Company Bank”), will enter into an Agreement and Plan of Merger (the “Bank Merger Agreement”), pursuant to which the Company Bank shall merge with and into the Parent Bank (the “Bank Merger”), with the Parent Bank constituting the surviving bank (the “Surviving Bank”), and it is intended that the Bank Merger be consummated immediately following the consummation of the Merger; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law (the “PBCL”), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. The name of the Surviving Corporation shall continue to be Susquehanna Bancshares, Inc. Upon consummation of the Merger, the separate corporate existence of the Company shall cease.

1.2 Effective Time. Subject to the provisions of this Agreement, articles of merger complying with the PBCL (the “Articles of Merger”) shall be duly prepared, executed and delivered for filing with the Department of State of the Commonwealth of Pennsylvania (the “Department”), in each case on the Closing Date (as defined in Section 10.1 hereof). The Merger shall become effective at such time as the Articles of Merger are filed by the Department or at such later time as may be specified in the Articles of Merger (such time being the “Effective Time”).
1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1929 of the PBCL.
1.4 Conversion of Company Common Stock.
(a) At the Effective Time, subject to the other provisions of this Article I, and Sections 2.2(e) and Section 9.1(g) hereof, each share of the common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(c) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive the Per Share Stock Consideration (as defined below). The Per Share Stock Consideration is also referred to herein as the “Merger Consideration.”
For purposes of this Agreement:
“Per Share Stock Consideration” shall mean a number of shares of common stock, par value $2.00 per share, of Parent (“Parent Common Stock”) equal to the Exchange Ratio.
“Exchange Ratio” shall mean 1.32.
All of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of Company Common Stock or owner of a book entry previously representing a non-certificated share of Company Common Stock (a “Book-Entry Share”) shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.2(b) hereof, and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.2(e) hereof.

If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Per Share Stock Consideration. In the event that Parent enters into an agreement pursuant to which shares of Parent Common Stock would be converted, prior to the Effective Time, into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement, so that each Company shareholder shall be entitled to receive at the Effective Time such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the consummation of such conversion.
(b) At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties, including all shares of Company Common Stock held in connection with the Company Bank’s employee stock ownership plan (such plan and the trust related thereto, the “ESOP”), the Company’s Amended and Restated 2005 Recognition and Retention Plan and Trust Agreement (“2005 RRP”) and 2007 Recognition and Retention Plan and Trust Agreement (“2007 RRP”) and the Amended and Restated Trust Agreement for Deferred Compensation and Retirement Plans of Abington Bank (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as “Trust Account Shares”) and (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, being referred to herein as “DPC Shares”)) shall be cancelled and shall cease to exist, and no stock of Parent, cash or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.
1.5 Option Plans; Stock Options.
(a) At the Effective Time, each unexercised stock option outstanding to purchase shares of Company Common Stock (each, a “Company Option”) under the Company’s Amended and Restated 2005 Stock Option Plan (the “2005 Option Plan”) or 2007 Stock Option Plan (“2007 Option Plan,” and together with the 2005 Option Plan, the “Company Option Plans”), and each Company Option Plan, shall be assumed by Parent in a transaction described in Section 424(a) of the Code. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Company Option immediately prior to the Effective Time, except that (i) each Company Option will be exercisable for that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon the exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. As soon as practicable after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deliver to the holders of Company Options, notices describing the conversion of such Company Options (as modified by this Section 1.5(a)), and the agreements evidencing the Company Options shall continue in effect on the same terms and conditions (as modified by this Section 1.5(a)). Parent shall comply with the terms of all such Company Options. Prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock necessary to satisfy Parent’s obligations under this Section 1.5(a). As soon as practicable after the Effective Time, Parent shall file a registration statement or statements on Form S-8 or Form S-3 (or any successor form) with respect to the shares of Parent Common Stock subject to Company Options assumed by Parent pursuant to this Agreement.
(b) Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any acquisitions of Parent equity securities (including derivative securities with respect to any Parent equity securities) and dispositions of Company equity securities (including derivative securities with respect to any Company equity securities) resulting from the transactions contemplated by this Agreement by each individual who is anticipated to be subject to the reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), with respect to Parent or who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
1.6 Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4 hereof, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.
1.7 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.
1.8 Bylaws. At the Effective Time, the Bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.9 Directors and Officers.
(a) At and after the Effective Time, the directors of Parent shall consist of all of the directors of Parent serving immediately prior to the Effective Time and the additional persons who shall become directors of Parent in accordance with Section 7.11 hereof, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
1.10 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code and the Treasury Regulations thereunder.
ARTICLE II
EXCHANGE OF SHARES
2.1 Parent to Make Shares and Cash Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Parent) (the “Exchange Agent”) selected by Parent and reasonably satisfactory to the Company, for the benefit of the holders of Certificates and Book-Entry Shares, for exchange in accordance with this Article II, (i) certificates representing the shares of Parent Common Stock to be issued pursuant to Section 1.4 and Section 2.2(a) in exchange for outstanding shares of Company Common Stock, and (ii) the cash in lieu of fractional shares to be paid in accordance with Section 2.2(e) hereof. Such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund.”
2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of Certificates or Book-Entry Shares, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. Upon surrender of a Certificate or Book-Entry Share for exchange and cancellation to the Exchange Agent, together with a properly executed letter of transmittal, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such holder of Company Common Stock became entitled to receive pursuant to the provisions of Article I hereof and/or (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of Article I, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares or the unpaid dividends and distributions, if any, payable to holders of Certificates or Book-Entry Shares.

(b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares until the holder thereof shall surrender such Certificate or Book-Entry Shares in accordance with this Article II. After the surrender of a Certificate or Book-Entry Shares in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate or Book-Entry Shares.
(c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate or Book-Entry Shares surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate or Book-Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate or Book-Entry Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock or cash or both, as provided in this Article II.
(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the average of the closing sale prices of Parent Common Stock on the NASDAQ Stock Market as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time shall occur by (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for 12 months after the Effective Time shall be returned to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration, the cash in lieu of fractional shares and/or the unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
DISCLOSURE SCHEDULES
Prior to the execution and delivery of this Agreement, the Company has delivered to Parent, and Parent has delivered to the Company, a schedule (in the case of the Company, the “Company Disclosure Schedule,” and in the case of Parent, the “Parent Disclosure Schedule”) setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Parent, or to one or more of such party’s covenants contained in Articles VI or VII.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to Article III, the Company hereby represents and warrants to Parent as follows:
4.1 Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect (as defined below) on the Company. The Company is duly registered as a savings and loan holding company under the Home Owners Loan Act, as amended. The Articles of Incorporation and Bylaws of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (t) the announcement or pendency of the transactions contemplated by this Agreement, (u) any legal claims asserted or other actions initiated by any holder of shares of Company Common Stock or Parent Common Stock arising out of or related to this Agreement, (v) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (w) any change in accounting principles generally accepted in the United States (“GAAP”) or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (x) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, (y) any action or omission of the Company or Parent or any Subsidiary of either of them taken in accordance with the terms of this Agreement or with the prior written consent of the other party hereto, or (z) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.
(b) The Company Bank is a savings bank duly organized, validly existing and in good standing under the laws of Commonwealth of Pennsylvania. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company’s other Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company’s Subsidiaries has the corporate (or equivalent) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect on such Subsidiary. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the word “Subsidiary” when used with respect to any party means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

(c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate (or equivalent) actions held or taken from December 31, 2007 through December 22, 2010 of their respective shareholders, members or partners, as the case may be, and Boards of Directors or similar governing authority (including committees thereof).
4.2 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock and 20,000,000 shares of serial preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”). As of the date of this Agreement, there were 20,168,842 shares of Company Common Stock issued and outstanding and no shares of Company Preferred Stock were issued or outstanding. As of the date of this Agreement, there were no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 2,364,586 shares of Company Common Stock reserved pursuant to the Company Option Plans. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 4.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. As of the date of this Agreement, the names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date and the price at which each such option may be exercised under the Company Option Plans are set forth in Section 4.2(a) of the Company Disclosure Schedule. Each Company Option has been granted with an exercise price of not less than the fair market value of a share of Company Common Stock as of the date such Company Option was granted.
(b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or other equity interests of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary.

4.3 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval and adoption at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite vote of the Company’s shareholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
(b) Except as may be set forth in Section 4.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of the Company or the articles of incorporation, bylaws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective material properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective material properties or assets may be bound or affected.

4.4 Consents and Approvals. Except for (a) the filing with the SEC of a joint proxy statement in definitive form relating to the meeting of the Company’s shareholders and Parent’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”), (b) the approval and adoption of this Agreement by the requisite vote of the shareholders of the Company, and (c) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are required to be made by the Company in connection with (1) the execution and delivery by the Company of this Agreement and (2) the consummation by the Company of the Merger and the other transactions contemplated hereby.
4.5 SEC Reports. The Company has previously made available to Parent a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2007 by the Company with the SEC pursuant to the Securities Act, or the Exchange Act (the “Company Reports”) and (b) communication mailed by the Company to its shareholders since December 31, 2007, and no such Company Report (either when filed or at its effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act since December 31, 2007, and, as of their respective dates, all Company Reports complied with the published rules and regulations of the SEC with respect thereto.
4.6 Regulatory Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2007 with (i) the Office of Thrift Supervision, (ii) the FDIC, and (iii) the Pennsylvania Department of Banking or any other state bank regulatory authority (collectively, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, and except as may be set forth in Section 4.6 of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2007. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

4.7 Financial Statements. The Company has previously made available to Parent copies of (a) the consolidated statement of financial condition of the Company and its Subsidiaries as of December 31 for the fiscal year 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years 2008 and 2009, accompanied by the audit report of ParenteBeard LLC, independent public accountants with respect to the Company (the “2009 Audited Financial Statements”) and (b) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries as of December 31, 2010, and the related consolidated statements of operations and stockholders’ equity for the year then ended (the “2010 Unaudited Financial Statements”)(for the purposes of this Section 4.7, references to the 2010 Unaudited Financial Statements shall be deemed to be exclusive of any related notes thereto). Each of the December 31, 2009 and December 31, 2010 consolidated statements of financial condition of the Company (including the related notes, where applicable) fairly present the consolidated financial position of the Company and its Subsidiaries as of the date of such balance sheet, and the other financial statements referred to in this Section 4.7 (including the related notes, where applicable) fairly present, and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of each of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.
4.8 Broker’s Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc. (“KBW”) in accordance with the terms of a letter agreement dated October 6, 2010, between KBW and the Company a true and correct copy of which has been previously made available by the Company to Parent.
4.9 Absence of Certain Changes or Events. (a) Except as may be set forth in Section 4.9(a) of the Company Disclosure Schedule, or as disclosed in the 2009 Audited Financial Statements or the 2010 Unaudited Financial Statements (together the “Financial Statements”) or any Company Report (as defined in Section 4.5) filed with the SEC prior to the date of this Agreement, since December 31, 2009 there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect (as defined herein) on the Company.
(b) Except as may be set forth in Section 4.9(b) of the Company Disclosure Schedule or as disclosed in the Financial Statements or any Company Report filed with the SEC prior to the date of this Agreement, since December 31, 2009 the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

(c) Except as may be set forth in Section 4.9(c) of the Company Disclosure Schedule, since December 31, 2009 neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2009 (other than increases in wages or salaries with respect to any such individual equaling less than 10%), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for bonus payments and severance or termination payments made in the ordinary course of business consistent with past practices), (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.
4.10 Legal Proceedings. (a) Except as may be set forth in Section 4.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries including any such proceeding challenging the validity or propriety of the transactions contemplated by this Agreement.
(b) Except as may be set forth in Section 4.10(b) of the Company Disclosure Schedule, there is no injunction, order, judgment or decree imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.
4.11 Taxes. (a) Except as may be set forth in Section 4.11(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and all such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined) required to be paid by them, whether or not shown to be due on such Tax Returns. Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, as of the date hereof (i) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (ii) with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service (“IRS”) or appropriate state tax authorities through December 31, 2004 or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, and (iii) there are no claims, audits or assessments pending against the Company or any of its Subsidiaries for any alleged deficiency in Taxes, and the Company has not been notified in writing of any proposed Tax claims, audits or assessments against the Company or any of its

Subsidiaries (other than, in each case, claims, audits or assessments for which adequate reserves in the financial statements of the Company have been established). There are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than liens for current Taxes not yet due and payable. All Taxes required to be withheld, collected or deposited by or with respect to the Company and its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method. Except with respect to the affiliated group of corporations of which the Company is the common parent (as defined by Section 1504(a) of the Code), neither the Company nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement or otherwise has any liability for the Taxes of any person (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), or (iv) otherwise. Neither the Company nor any of its Subsidiaries has entered into any transaction that is either a “listed transaction” or that the Company believes in good faith is a “reportable transaction” (both as defined in Treas. Reg. Section 1.6011-4, as modified by periodically updated Revenue Procedures and other applicable published Internal Revenue Service guidance). Neither the Company nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(b) For the purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, unclaimed property, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.
4.12 Employees. (a) Section 4.12(a) of the Company Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any employee or former employee, director or consultant of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any liability or obligation, contingent or otherwise (the “Plans”).

(b) The Company has heretofore made available to Parent with respect to each of the Plans true and correct copies of each of the following documents, if applicable: (i) the Plan document and any amendment thereto (or if there is no Plan document, a summary of the material terms of the Plan); (ii) any related trust or other funding vehicle; (iii) the actuarial report and annual report for such Plan for the most recent two years for which such reports are available; (iv) the most recent determination letter from the IRS for such Plan; and (v) the most recent summary plan description and related summaries of material modifications.
(c) Except as may be set forth in Section 4.12(c) of the Company Disclosure Schedule: each of the Plans has been established and has at all times been operated and administered in material compliance with its terms and applicable law, including the Code and ERISA; there is no material liability relating to the Plans (with materiality determined with respect to the Plans in the aggregate) that has not been disclosed on the Company’s financial statements in accordance with GAAP and any other applicable legal and accounting requirements, as described in Section 4.7, and such liability with respect to any Plan will not materially increase as a result of the Merger; each of the Plans intended to be “qualified” within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS, and, to the Company’s knowledge, no event has occurred that would reasonably be expected to affect such determination; each of the Plans has been timely amended to comply with current law and regulations; no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither the Company nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Plan pursuant to Title IV of ERISA (other than liability for premiums due the Pension Benefit Guaranty Corporation (the “PBGC”) (which premiums have been paid when due)); to the knowledge of the Company, no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no “reportable event,” as such term is defined in section 4043(c) of ERISA, has occurred with respect to any Plan (other than a reportable event with respect to which the thirty day notice period has been waived); no non-exempt “prohibited transaction” (within the meaning of section 4975 of the Code or section 406 of ERISA) or breach of any fiduciary duty described in section 404 of ERISA has occurred that could result in any liability, direct or indirect, for the Company or an ERISA Affiliate or any shareholder, officer, director or employee of the Company or an ERISA Affiliate; neither the Company nor any of its Subsidiaries has any liability with respect to post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries; each Plan that is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies, and in each and every case has complied, with all of the requirements of ERISA and section 4980B of the Code; no condition exists that presents a material risk to the Company of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA (other than liability for premiums due the PBGC); all amounts that the Company and its ERISA Affiliates are required to pay as contributions to the Plans as of the last day of the most recent fiscal year of each of the Plans have been paid; all benefits accrued under any funded or unfunded Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; all monies withheld from employee paychecks with respect to Plans have been transferred to the appropriate Plan in a timely manner as required by applicable law;

no contract, Plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any employee or former employee of the Company or any of its Subsidiaries provides for payments that would not be deductible under Section 162(m) of the Code; no contract, Plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any disqualified individual (within the meaning of section 280G(c) of the Code) of the Company or any of its Subsidiaries provides for payments (including but not limited to liability associated with any gross-up payment under any such contract, Plan or arrangement) that will result in any nondeductible compensation under section 280G(a) of the Code or will result in an excise tax payable by such disqualified individuals under section 4999 of the Code; no Plan is a multiemployer plan (within the meaning of section 4001(a)(3) of ERISA) and no Plan is a multiple employer plan as defined in section 413 of the Code; there are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; each Plan that is deemed to constitute a nonqualified deferred compensation plan subject to section 409A of the Code has been operated between January 1, 2005 and December 31, 2008 in good faith compliance with section 409A of the Code and the applicable notices and proposed regulations thereunder, and since January 1, 2009 has been operated in accordance with, and is in documentary compliance with, the final regulations under section 409A of the Code; each such plan has been amended to comply with section 409A of the Code, and no Plan subject to section 409A of the Code triggers the imposition of penalty taxes under section 409A of the Code; neither the Company nor any Subsidiary has any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under section 409A of Code; all Plans may be amended or terminated without penalty by the Company or a Subsidiary at any time on or after the Closing; all persons classified by the Company or its ERISA Affiliates as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; the Company and its ERISA Affiliates have fully and accurately reported the compensation of their independent contractors on IRS Forms 1099 when required to do so; the Company and its ERISA Affiliates have no obligations to provide benefits with respect to such persons under Plans or otherwise; and no individuals are currently providing, or have ever provided, services to the Company or its ERISA Affiliates pursuant to a leasing agreement or similar type of arrangement, nor has the Company or its ERISA Affiliates entered into any arrangement whereby such services will be provided.
4.13 Company Information. The information relating to the Company and its Subsidiaries which is provided to Parent by the Company for inclusion in the Proxy Statement and the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement will be included as a prospectus, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate to Parent or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

4.14 Compliance with Applicable Law. The Company and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied, in all material respects, with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received notice of any violations of any of the above.
4.15 Certain Contracts. (a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) (i) with respect to the service of any directors, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any officer, director or consultant of the Company or any of its Subsidiaries, (iii) as of the date of this Agreement which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $50,000 per annum in the case of any one such agreement or $100,000 in total payments in the case of any one such agreement, or (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries. Each contract of the type described in clause (iii) of this Section 4.15(a), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract.” The Company has previously delivered or made available to Parent true and correct copies of each contract of the type described in this Section 4.15(a).
(b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Contract, and (iv) no other party to any Company Contract is, to the knowledge of the Company, in default in any respect thereunder.
4.16 Agreements with Regulatory Agencies. Except as may be set forth in Section 4.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is or since December 31, 2007 has been subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolution at the request of (each, whether or not set forth on Section 4.16 of the Company Disclosure Schedule, a “Regulatory Agreement”), any Regulatory Agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.

4.17 Environmental Matters. Except as may be set forth in Section 4.17 of the Company Disclosure Schedule:
(a) To the knowledge of the Company, each of the Company and its Subsidiaries, and each of the Participation Facilities and the Loan Properties (each as hereinafter defined), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace (“Environmental Laws”);
(b) There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company or any of its Subsidiaries, or, to the knowledge of the Company, any Participation Facility or any Loan Property, has been or may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property; and
(c) To the knowledge of the Company, during the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property in a manner that requires remediation under any Environmental Law. To the knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property in a manner than requires remediation under any Environmental Law.
The following definitions apply for purposes of this Section 4.17: (x) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) “Participation Facility” means any facility in which the Company or any of its Subsidiaries operates or participates in the management and, where required by the context, said term means the owner or operator of such facility.

4.18 Opinion. Prior to the execution of this Agreement, the Company has received an opinion from KBW to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the shareholders of the Company is fair to such shareholders from a financial point of view.
4.19 Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained.
4.20 Loan Portfolio. (a) Except as may be set forth in Section 4.20(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), (x) the unpaid principal balance of which exceeds $100,000, and under the terms of which the obligor was, as of September 30, 2010, over 90 days delinquent in payment of principal or interest or (y) to the knowledge of the Company, the unpaid principal balance of which exceeds $200,000 and which the obligor is in material default of any other provision under such Loan (for purposes of this clause (y), the failure of a borrower to deliver financial and other data on a timely basis to the Company as required by the relevant loan agreement shall not deemed a material default), or (ii) Loan with any director, executive officer or five percent or greater shareholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.20(a) of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $100,000 of the Company or any of its Subsidiaries that as of September 30, 2010, were classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of September 30, 2010, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Company that as of September 30, 2010, was classified as “Other Real Estate Owned” and the book value thereof.

(b) To the knowledge of the Company, each Loan in original principal amount in excess of $100,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
4.21 Property. Each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated balance sheet of the Company as of December 31, 2009 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions of or encumbrances on such properties or assets in the ordinary course of business, (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business, (vi) liens securing obligations that are reflected in such consolidated balance sheet or (vii) the lessor’s interest in any such property that is leased. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default thereunder.
4.22 Reorganization. As of the date of this Agreement, the Company has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.
4.23 State Takeover Laws and Charter Provisions. Assuming the accuracy of the representations and warranties of Parent set forth in Section 5.16 hereof, the Company has taken all necessary action to exempt the transactions contemplated by this Agreement from all applicable state takeover laws and any comparable provisions in the Articles of Incorporation or Bylaws of the Company or any “Rights Agreement,” “Poison Pill” or similar anti-takeover agreement or plan to which the Company or any Subsidiary is a party.
4.24 Insurance. The Company and its Subsidiaries have policies of insurance to which the Company or its Subsidiaries are parties or that provide coverage to the Company and its Subsidiaries and all such policies: are valid and enforceable; are issued by insurers that are financially sound and reputable; taken together, provide adequate insurance coverage for the assets and the operations of the Company and its Subsidiaries for all risks normally insured against by a person carrying on the same business or businesses as the Company and its Subsidiaries; and are sufficient for compliance with all legal requirements. Neither the Company nor any Subsidiary has received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (b) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT
Subject to Article III, Parent hereby represents and warrants to the Company as follows:
5.1 Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualify would not have a Material Adverse Effect on the Parent. Parent is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Articles of Incorporation and Bylaws of Parent, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.
(b) Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary of Parent has the corporate (or equivalent) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to be licensed or qualified would not have a Material Adverse Effect on the Subsidiary of Parent. The deposit accounts of each Subsidiary of Parent that is a bank are insured by the FDIC through the Federal Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. The charter documents and bylaws of each Subsidiary of Parent that is a “Significant Subsidiary” (within the meaning of Rule 1-02 of Regulation S-X of the SEC), copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.
5.2 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent preferred stock, with 300,000 of the 5,000,000 shares of Parent preferred stock designated as fixed rate cumulative perpetual preferred stock, Series A, no par value per share. As of December 31, 2010, there were 129,965,635 shares of Parent Common Stock issued and outstanding and no shares of Parent Common Stock held in Parent’s treasury. As of the date of this Agreement, there were no shares of Parent preferred stock issued and outstanding. As of the date of this Agreement, no shares of Parent Common Stock were reserved for issuance, except that an aggregate of 1,215,324 shares of Parent Common Stock were either (i) reserved for issuance upon the exercise of stock options pursuant to Parent’s equity compensation plans or (ii) issuable to former shareholders of banks that have been acquired by Parent who have yet to present their former shares for exchange. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 5.2(a) of the Parent Disclosure Schedule, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
(b) Section 5.2(b) of the Parent Disclosure Schedule sets forth a true and correct list of all of the Parent Subsidiaries as of the date of this Agreement. Except as may be set forth in Section 5.2(b) of the Parent Disclosure Schedule, as of the date of this Agreement, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries of Parent, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary.
5.3 Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has directed that this Agreement and the transactions contemplated hereby be submitted to Parent’s shareholders for approval and adoption at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite vote of Parent’s shareholders, no other corporate proceedings on the part of Parent are necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership and similar laws affecting creditors’ rights and remedies generally.

(b) Except as may be set forth in Section 5.3(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Parent, or the articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.
5.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHC Act and the Bank Merger Act, and approval of such applications and notices, (b) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (c) the approval and adoption of this Agreement and the issuance of shares of Parent Common Stock pursuant to this Agreement by the requisite vote of the shareholders of Parent, (d) the filing of the Articles of Merger with the Department, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Stock Market, (g) approval of the transactions contemplated by this Agreement by the Pennsylvania Department of Banking and/or filings in connection therewith pursuant to the Pennsylvania Banking Code, as amended, and (h) such filings, authorizations or approvals as may be set forth in Section 5.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are required to be made by Parent in connection with (1) the execution and delivery by Parent of this Agreement and (2) the consummation by Parent of the Merger and the other transactions contemplated hereby.

5.5 SEC Reports. Parent has previously made available to the Company a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2007 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) and (b) communication mailed by Parent to its shareholders since December 31, 2007, and no such Parent Report (when filed and at its respective effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act since December 31, 2007, and, as of their respective dates, all Parent Reports complied with the published rules and regulations of the SEC with respect thereto.
5.6 Regulatory Reports. The Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2007 with any Regulatory Agency (for the purposes of this Agreement, the term “Regulatory Agency”, when used with respect to Parent, shall include the Board of Governors of the Federal Reserve System), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Parent and its Subsidiaries, and except as may be set forth in Section 5.6 of the Parent Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2007. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.
5.7 Financial Statements. Parent has previously made available to the Company copies of (a) the consolidated balance sheet of the Parent and its Subsidiaries as of December 31 for the fiscal year 2009, and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years 2008 and 2009, accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants with respect to the Parent (the “2009 Parent Audited Financial Statements”) and (b) the consolidated balance sheet of the Parent and its Subsidiaries as of December, 31, 2010, and the related consolidated statements of income and shareholders’ equity for the year then ended (the “2010 Parent Unaudited Financial Statements”) (for the purposes of this Section 5.7, references to the 2010 Parent Unaudited Financial Statements shall be deemed to be exclusive of any related notes thereto). Each of the December 31, 2009 and December 31, 2010 consolidated balance sheets of the Parent (including the related notes, where applicable) fairly present the consolidated financial position of the Parent and its Subsidiaries as of the date of such balance sheet, and the other financial statements referred to in this Section 5.7 (including the related notes, where applicable) fairly present, and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of each of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC. The books and records of the Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.
5.8 Broker’s Fees. Neither Parent nor any Subsidiary of Parent, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to, J.P. Morgan (“JPM”).
5.9 Absence of Certain Changes or Events. Except as may be set forth in Section 5.9 of the Parent Disclosure Schedule, or as disclosed in the 2009 Parent Audited Financial Statements or the 2010 Parent Unaudited Financial Statements or any Parent Report (as defined in Section 5.7) filed with the SEC prior to the date of this Agreement, since December 31, 2009 there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Parent.
5.10 Legal Proceedings. (a) Except as may be set forth in Section 5.10(a) of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the Parent’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Parent or any of its Subsidiaries including any such proceeding challenging the validity or propriety of the transactions contemplated by this Agreement.
(b) Except as may be set forth in Section 5.10(b) of the Parent Disclosure Schedule, there is no material injunction, order, judgment or decree imposed upon the Parent, any of its Subsidiaries or the assets of the Parent or any of its Subsidiaries.
5.11 Employees. Except as may be set forth in Section 5.11 of the Parent Disclosure Schedule: each of the Parent Plans has been established and has at all times been operated and administered in material compliance with its terms and applicable law, including the Code and ERISA; there is no material liability relating to the Parent Plans (with materiality determined with respect to the Parent Plans in the aggregate) that has not been disclosed on Parent’s financial statements in accordance with GAAP and any other applicable legal and accounting requirements. For the purposes of this Agreement, “Parent Plans” means the following: each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Parent, or any of its ERISA Affiliates, all of which together with the Parent would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any employee or former employee, director or consultant of Parent or any Subsidiary or with respect to which Parent or any Subsidiary has any liability or obligation, contingent or otherwise.
5.12 Taxes. Except as may be set forth in Section 5.12 of the Parent Disclosure Schedule, each of the Parent and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Effective Time, and all such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Parent (in accordance with GAAP) for all Taxes required to be paid by them, whether or not shown to be due on such Tax Returns. Except as set forth in Section 5.12 of the Parent Disclosure Schedule, as of the date hereof (i) neither the Parent nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (ii) with respect to each taxable period of the Parent and its Subsidiaries, the federal and state income Tax Returns of Parent and its Subsidiaries have been audited by the IRS or appropriate state tax authorities through December 31, 2004 or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review and (iii) there are no claims, audits or assessments pending against the Parent or any of its Subsidiaries for any alleged deficiency in Taxes, and the Parent has not been notified in writing of any proposed Tax claims, audits or assessments against the Parent or any of its Subsidiaries (other than, in each case, claims, audits or assessments for which adequate reserves in the financial statements of the Parent have been established). There are no material liens for Taxes upon the assets of the Parent or any of its Subsidiaries, other than liens for current Taxes not yet due and payable. All Taxes required to be withheld, collected or deposited by or with respect to the Parent and its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority. Neither the Parent nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method.
5.13 Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

5.14 Compliance with Applicable Law. The Parent and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied, in all material respects, with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Parent or any of its Subsidiaries, and neither the Parent nor any of its Subsidiaries has received notice of any violations of any of the above.
5.15 Agreements with Regulatory Agencies. Except as may be set forth in Section 5.15 of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries is or since December 31, 2007 has been subject to any cease-and-desist or other order issued by, or is a party to any Regulatory Agreement whether or not set forth on Section 5.15 of the Parent Disclosure Schedule, any Regulatory Agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Parent or any of its Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.
5.16 Ownership of Company Common Stock; Affiliates and Associations.
(a) Neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company (other than Trust Account Shares or DPC shares); and
(b) Neither Parent nor any of its Subsidiaries is an “interested shareholder” of the Company (as such terms are defined in Section 2553 of the PBCL).
5.17 Opinion. Prior to the execution of this Agreement, Parent has received an opinion from JPM to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent.
5.18 Approvals. As of the date of this Agreement, Parent knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including the Merger) should not be obtained.
5.19 Reorganization. As of the date of this Agreement, Parent has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
6.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent, which consent shall not be unreasonably withheld, the Company shall not, and shall not permit any of its Subsidiaries to:
(a) solely in the case of the Company or a Subsidiary which is not a wholly-owned Subsidiary, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends on the Company’s Common Stock not in excess of $0.06 per share;
(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(c) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clause (iii), for the issuance of Company Common Stock upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements;
(c) amend its Articles of Incorporation, Bylaws or other similar governing documents;
(d) make any capital expenditures other than those which are (i) made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) not in excess of $500,000 in the aggregate;
(e) enter into any new line of business;
(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

(g) take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c)) or take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;
(h) change its methods of accounting in effect at December 31, 2010, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent auditors, or make any Tax election or enter into any agreement or arrangement with respect to Taxes;
(i) (i) except as set forth in Sections 7.7, 7.16 or 7.17 hereof, as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan (including any Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees (including without limitation any retention, stay bonus, severance or change-of-control agreement, arrangement, plan or policy), except that the Company may make the bonus payments described in Section 6.1(i) of the Company Disclosure Schedule, or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);
(j) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;
(k) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, engage in any repurchase transactions or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(l) change its existing deposit policy other than changes made in the ordinary course of business consistent with past practice with respect to interest rates paid on deposits, incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice, or accept any brokered deposit having a maturity longer than 365 days;

(m) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file any application pertaining to such action with any Regulatory Agency;
(n) change any of its commercial or consumer loan policies, including credit underwriting criteria, or make any material exceptions thereto;
(o) purchase any mortgage loan servicing rights;
(p) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for property or services to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;
(q) take, cause to be taken or omit to take any action which would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or
(r) agree to do any of the foregoing.
6.2 Covenants of Parent. Except as set forth in Section 6.2 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:
(a) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;
(b) take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c));
(c) take, cause to be taken or omit to take any action which would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or
(d) agree to do any of the foregoing.

ARTICLE VII
ADDITIONAL AGREEMENTS
7.1 Regulatory Matters. (a) The Company and Parent shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall thereafter mail the Proxy Statement to its respective shareholders. Parent shall also use its reasonable best efforts to obtain as promptly as practicable all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.
(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.
(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
(d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

7.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b) All information furnished by either party to the other pursuant to Section 7.2(a) shall be subject to, and the receiving party shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreements, dated November 4, 2010 and December 23, 2010 (the “Confidentiality Agreements”), between Parent and the Company.
(c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.
7.3 Certain Actions. (a) Except with respect to this Agreement and the transactions contemplated hereby and except as otherwise permitted in this Section 7.3, the Company will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate (including by way of furnishing information) any Acquisition Proposal (as defined below) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal, (v) fail to make, withdraw or modify in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.4 hereof, or (vi) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company.

(b) Notwithstanding anything herein to the contrary, the Company and its Board of Directors shall be permitted (i) to comply with requirements under Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal (provided that the Board of Directors of the Company shall not withdraw or modify in an adverse manner its approval recommendation referred to in Section 7.4 hereof except as set forth below), (ii) to engage in any discussions or negotiations with, or provide any information to, any person in response to a Superior Proposal (as defined below) by any such person, if and only to the extent that (x) the Company’s Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so would constitute a breach of its fiduciary duties to the Company’s shareholders under applicable law, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, the Company’s Board of Directors receives from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreements (a copy of which executed confidentiality agreement shall have been provided to Parent for informational purposes), and (z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, the Company notifies Parent in writing promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers, and (iii) to withdraw or modify in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.4 hereof in order to accept a Superior Proposal. The Company will promptly (and in any event within 24 hours) notify Parent in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.
(c) The Company agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.
(d) For purposes of this Section 7.3:
(i) The term “Acquisition Proposal” means any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the Company or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries.
(ii) The term “Superior Proposal” means, with respect to the Company, any bona-fide, unsolicited written Acquisition Proposal made by a person other than Parent which is on terms which the Board of Directors of the Company in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all break-up fees, expense reimbursement provisions and conditions to consummation and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (A) is more favorable to its shareholders (in their capacities as shareholders) than the transactions contemplated by this Agreement and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company, and (B) is reasonably capable of being completed.

(e) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) business days following such Payment Event, a fee of Eleven Million Dollars ($11,000,000) (the “Break-up Fee”).
“Payment Event” means (x) the termination of this Agreement by Parent pursuant to Section 9.1(f) (as a result of a breach by the Company of any of its covenants under Section 7.3(a) or (c), or Section 7.4) or pursuant to Section 9.1(h), or (y) the occurrence of any of the following events within twelve (12) months of the termination of this Agreement pursuant to Section 9.1(c), provided that an Acquisition Proposal shall have been made after the date hereof and prior to such termination (which shall not have been withdrawn in good faith prior to such termination): (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (ii) a Third Party, directly or indirectly acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (iii) a Third Party, directly or indirectly, acquires more than 50% of the outstanding Company Common Stock; or (iv) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Company Common Stock or an extraordinary dividend relating to more than 50% of the outstanding Company Common Stock or 50% of the assets of the Company and its Subsidiaries, taken as a whole. As used herein, “Third Party” means any person as defined in Section 13(d) of the Exchange Act (other than Parent or its affiliates).
(f) The Company acknowledges that the agreements contained in Section 7.3(e) are an integral part of the transactions contemplated in this Agreement and that without these agreements Parent would not enter into this Agreement. Accordingly, in the event the Company fails to pay to Parent the Break-up Fee, promptly when due, the Company shall, in addition thereto, pay to Parent all costs and expenses (including attorney’s fees and disbursements) incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee (or any unpaid portion thereof), from the date such payment was due until the date such payment is received by Parent, accrued at the fluctuating prime rate (as quoted in The Wall Street Journal) as in effect from time to time during the period.
7.4 Shareholder Meetings. The Company and Parent each shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its respective shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the transactions contemplated hereby. Subject, in the case of the Company, to the right of the Company and its Board of Directors to take action permitted by Section 7.3(b) with respect to a Superior Proposal, the Company and Parent each will, through its respective Board of Directors, recommend to its respective shareholders approval and adoption of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement. The Company and Parent shall coordinate and cooperate with respect to the foregoing matters, with a view towards, among other things, holding the respective meetings of each party’s shareholders on the same day.

7.5 Legal Conditions to Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.
7.6 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Stock Market, subject to official notice of issuance, as of the Effective Time.
7.7 Employee Benefit Plans; Existing Agreements. (a) Prior to the Effective Time, Parent shall take all reasonable action so that employees of the Company and its Subsidiaries who become employees of Parent or its Subsidiaries (“Continuing Employees”) shall be eligible to participate, effective as soon as administratively practicable following the Effective Time, in each of the Parent Plans in which similarly situated employees of Parent or its Subsidiaries participate, to the same extent that similarly situated employees of Parent or its Subsidiaries participate; provided, however, that, in the case of all benefits then provided to the Continuing Employees, until the first anniversary of the Effective Time, Parent may instead provide such employees with participation in the employee benefit plans of the Company in which they participated immediately prior to the Effective Time, provided that the result is the provision of benefits to Continuing Employees that are substantially similar in the aggregate to the benefits provided to the employees of Parent and its Subsidiaries generally (it being understood that inclusion of Continuing Employees in Parent’s employee benefit plans may occur at different times with respect to different plans). From and after the Effective Time, Parent may elect not to provide to the Continuing Employees any benefits which are not then provided by Parent and its Subsidiaries to their employees notwithstanding that such benefits were provided by the Company and its Subsidiaries to their employees immediately prior to the Effective Time.

(b) With respect to each Parent Plan for which length of service is taken into account for any purpose, service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations, if permitted by the Parent Plan. If permitted by the Parent Plan and subject to the requirements of applicable law, each Parent Plan shall waive pre-existing condition limitations to the extent such conditions are covered under the applicable Company Plan, and Continuing Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan. In the event of a termination or consolidation of any health plan of the Company or its Subsidiaries, terminated employees of the Company and its Subsidiaries and qualified beneficiaries shall have the right to continued coverage under group health plans of Parent and its Subsidiaries in accordance with COBRA.
(c) As of the Effective Time, Parent shall assume and honor and shall cause the appropriate Subsidiaries of Parent to assume and to honor in accordance with their terms all the Plans, to the extent the Plans are in effect as of the Effective Time. Parent acknowledges and agrees that the Merger will constitute a “change in control” of the Company for all purposes to the extent applicable under the Plans.
7.8 Indemnification. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Subsidiaries of the Company or any of their respective predecessors or affiliates or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent provided in the bylaws of the Company, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law, and (5) Parent shall have no obligation hereunder to any Indemnified Party in respect of any such loss, claim, damage, liability, cost, expense, judgment or amount paid in settlements which arose out of or resulted from the gross negligence, criminal activity, willful misconduct or recklessness of the Indemnified Party. Any Indemnified Party wishing to claim Indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 7.8 except to the extent such failure to notify materially prejudices Parent. Parent’s obligations under this Section 7.8 shall continue in full force and effect without time limit from and after the Effective Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to vary, limit or otherwise restrict any rights or indemnification protections afforded to any Indemnified Party by the bylaws of the Company as in effect prior to the Effective Time.
(b) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.
(c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 7.8.
(d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.
7.10 Coordination of Dividends. After the date of this Agreement each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of the Parent Common Stock and the Company Common Stock and the record dates and payments dates relating thereto, it being the intention of the parties that the holders of Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.
7.11 Appointment of Director. Effective as of the Effective Time, Parent shall appoint Robert W. White to fill one of the open vacancies on Parent’s Board of Directors. If Mr. White does not become a director of Parent because of death, disability or otherwise, Parent agrees, after consultation with the members of the Company’s Board of Directors, to cause a member of the Board of Directors of the Company as of the date hereof who is mutually agreeable to Parent and the Company to be elected or appointed to the Board of Directors of Parent as the new Parent director. Nothing in this Section 7.11 shall require the election or appointment of any individual whose election or appointment is prohibited or advised against by any Regulatory Agency.
7.12 Execution and Authorization of Bank Merger Agreement.
(a) As soon as reasonably practicable after the date of this Agreement, (a) Parent shall (i) cause the Board of Directors of the Parent Bank to approve and adopt the Bank Merger Agreement, (ii) cause the Parent Bank to execute and deliver the Bank Merger Agreement, and (iii) approve and adopt the Bank Merger Agreement as the sole shareholder of the Parent Bank, and (b) the Company shall (i) cause the Board of Directors of the Company Bank to approve and adopt the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger Agreement, and (iii) approve and adopt the Bank Merger Agreement as the sole shareholder of the Company Bank.
(b) The Bank Merger Agreement shall provide that effective as of the effective time of the Bank Merger, the Surviving Bank and its Board of Directors shall appoint Mr. White as a director of the Parent Bank, to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified (and Parent hereby covenants to vote in favor of such appointment to the extent necessary). The Bank Merger Agreement shall contain other terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.

(c) If Mr. White does not become a director of the Surviving Bank because of death, disability or otherwise, Parent agrees, after consultation with the members of the Company’s Board of Directors, to cause a member of the Board of Directors of the Company as of the date hereof who is mutually agreeable to Parent and the Company to be elected or appointed to the Board of Directors of the Surviving Bank as the replacement director.
7.13 Outplacement Services for Company Employees. From and after the Effective Time, Parent shall permit all employees of the Company and its Subsidiaries whose employment is terminated as of the Effective Time, as well as all Continuing Employees whose employment is terminated in the six (6) month period following the Effective Time, to participate in Parent’s outplacement services plan for employees of Parent and its Subsidiaries, which outplacement services shall be provided for a period of not less than six months following the termination of employment by an outplacement agency selected by Parent. Parent shall honor the Company Bank Severance Policy with respect to all Continuing Employees whose employment is terminated within one year following the Effective Time.
7.14 Dividend Reinvestment. The Company shall take all such necessary action to terminate the Company’s Dividend Reinvestment Plan (the “DRIP”) effective promptly after the date of this Agreement (taking into account any Company dividends that have been declared but not yet paid as of the date hereof). In addition, upon the effective termination of the DRIP, the Company shall distribute all shares of Company Common Stock and the value of all cash held in participant’s plan accounts in accordance with the terms of the DRIP.
7.15 New Employment Agreements. Concurrently with the execution of this Agreement, Parent shall enter into employment agreements with Robert W. White and Thomas J. Wasekanes which will be effective as of the Effective Time and will be substantially in the forms attached hereto as Exhibit A and Exhibit B, respectively.
7.16 ESOP Matters. (a) The Company Bank Employee Stock Ownership Plan (the “ESOP”) shall terminate in accordance with its terms effective as of the Effective Time. The accounts of all participants and beneficiaries in the ESOP as of the Effective Time shall become fully vested as of the Effective Time. As of or immediately prior to the Effective Time, the Company and the trustees of the ESOP shall (a) use the cash plus the shares of Company Common Stock held in the ESOP suspense account which are not committed to be released to repay the outstanding principal balance of the ESOP loan plus the accrued interest thereon to the fullest extent possible, with such shares to be converted into treasury stock of the Company, and (b) forgive any remaining outstanding balance of principal and accrued interest on the ESOP loan that is not covered by the fair market value of the shares serving as collateral for the ESOP loan. Any shares of Company Common Stock remaining in the ESOP suspense account after giving effect to the repayment of the ESOP loan shall be converted into the Merger Consideration and shall be allocated as earnings to the accounts of

ESOP participants who have account balances in the ESOP in accordance with the applicable provisions of the ESOP. As soon as practicable after the date hereof, the Company Bank shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ESOP as of the Effective Time, with a copy to be provided to the Parent and its counsel. Prior to the Effective Time, the Company Bank and, following the Effective Time, the Parent shall use their respective reasonable best efforts to obtain such favorable determination letter (including, but not limited to, adopting such amendments to the ESOP as may be requested by the IRS as a condition to its issuance of a favorable determination letter). As soon as practicable following the later of the Effective Time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Parent agrees to permit Continuing Employees to rollover the cash portion of their account balances in the ESOP to the Parent 401(k) Plan.
(b) As promptly as practicable following the execution of this Agreement, the Company shall take whatever actions are necessary to engage the services of an independent third-party advisor to the trustee(s) of the ESOP to assist and advise the trustee(s) of the ESOP in the (i) review of the terms and conditions of the transactions contemplated by this Agreement, (ii) determination of whether the Merger is in the best interests of the ESOP participants, (iii) pass-through vote pursuant to which ESOP participants will direct the trustee(s) of the ESOP regarding the voting of shares of Company Common Stock allocated to ESOP participants accounts and (iv) voting all shares of Company Common Stock held by the ESOP at any meeting called or held for the purpose of taking action in connection with the Merger and the transactions contemplated by this Agreement.
7.17 401(k) Plan Matters. The Company Bank shall take all actions necessary to terminate its 401(k) Plan (the “401(k) Plan”) effective as of or immediately prior to the Effective Time. The accounts of all participants and beneficiaries in the 401(k) Plan as of the Effective Time shall become fully vested upon termination of the 401(k) Plan. As soon as practicable after the date hereof, the Company Bank shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the 401(k) Plan as of or immediately prior to the Effective Time, with a copy to be provided to the Parent and its counsel. Prior to the Effective Time, the Company Bank and, following the Effective Time, the Parent shall use their respective reasonable best efforts to obtain such favorable determination letter (including, but not limited to, adopting such amendments to the 401(k) Plan as may be requested by the IRS as a condition to its issuance of a favorable determination letter. As soon as practicable following the later of the Effective Time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the 401(k) Plan upon its termination, the account balances in the 401(k) Plan shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Parent agrees to permit Continuing Employees to rollover their account balances in the 401(k) Plan to the Parent 401(k) Plan.

7.18 Retention Bonuses. The Company desires to pay retention bonuses to selected employees of the Company and its Subsidiaries who remain employed by the Company and its Subsidiaries through the Effective Time. Subject to prior consent of Parent (which shall not be unreasonably withheld), the Company will select which employees of the Company and its Subsidiaries will be eligible to receive a retention bonus and the amount of each such retention bonus. The aggregate amount of such retention bonuses will not exceed $250,000, unless otherwise agreed in writing by Parent.
ARTICLE VIII
CONDITIONS PRECEDENT
8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite votes of the holders of the outstanding shares of Company Common Stock and Parent Common Stock under applicable law and the rules of the NASDAQ Stock Market.
(b) Listing of Shares. The shares of Parent Common Stock which shall be issued to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance.
(c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).
(d) S-4. The S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger (an “Injunction”) shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

8.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) this Agreement (other than the representations and warranties set forth in Sections 4.2(a) and 4.9(a)) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date and though made on and as of the Closing Date, provided, however, that notwithstanding anything herein to the contrary, this Section 8.2(a)(i) shall be deemed to have been satisfied even if such representations and warranties are not true and correct (exclusive of any exceptions in such representations and warranties relating to materiality or Material Adverse Effect) unless the failure of the representations or warranties to be so true and correct would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) Section 4.2(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date and (iii) Section 4.9(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.
(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.
(c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.
(d) Federal Tax Opinion. Parent shall have received an opinion from Morgan, Lewis & Bockius LLP, counsel to Parent (“Parent’s Counsel”), in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Parent’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent set forth in (i) this Agreement (other than the representations and warranties set forth in Sections 5.2(a) and 5.9) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that notwithstanding anything herein to the contrary, this Section 8.3(a) shall be deemed to have been satisfied even if such representations and warranties are not true and correct (exclusive of any exceptions in such representations and warranties relating to materiality or Material Adverse Effect) unless the failure of the representations or warranties to be so true and correct would have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (ii) Section 5.2(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date and (iii) Section 5.9 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date and though made as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.
(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.
(c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.
(d) Federal Tax Opinion. The Company shall have received an opinion from Elias, Matz, Tiernan & Herrick L.L.P. (the “Company’s Counsel”), in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the Company’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

ARTICLE IX
TERMINATION AND AMENDMENT
9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of both the Company and Parent:
(a) by mutual consent of the Company and Parent in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;
(b) by either Parent or the Company upon written notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity (provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein) or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;
(c) by either Parent or the Company if the Merger shall not have been consummated on or before October 31, 2011, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(d) by either Parent or the Company, provided that such party is not then in material breach of any of its obligations under Section 7.4, if any approval of the shareholders of either of the Company or Parent required for the consummation of the Merger in accordance with this Agreement shall not have been obtained by reason of the failure to obtain, after the use of all reasonable efforts, the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;
(e) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing (as hereinafter defined); provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of representation or warranty by Parent);

(f) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; or
(g) by the Company at any time during the three-day period following the Determination Date (as defined below), if both of the following conditions (1) and (2) are satisfied:
(1) the Average Closing Price (as defined below) shall be less than the product of 0.800 and the Starting Price; and
(2) (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Parent Ratio”) shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.200 from such quotient (such number being referred to herein as the “Index Ratio”);
subject to the following. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Parent; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. During the period commencing with its receipt of such notice and ending at the Effective Time, Parent shall have the option of increasing the Exchange Ratio in a manner such, and to the extent required, so that the condition set forth in either clause (1) or (2) above shall be deemed not to exist.
For purposes hereof, the condition set forth in clause (1) above shall be deemed not to exist if:
the Exchange Ratio is increased so that the Per Share Consideration (calculated by using the Average Closing Price, as provided in the definition of “Per Share Consideration”) after such increase is not less than 80% of the Per Share Consideration calculated by using the Starting Price in lieu of the Average Closing Price.
For purposes hereof, the condition set forth in clause (2) above shall be deemed not to exist if:
the Exchange Ratio is increased so that the Adjusted Parent Ratio is not less than the Index Ratio.

If Parent makes this election, within such period, it shall give prompt written notice to Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio, and derivatively the Per Share Stock Consideration, shall have been so modified), and any references in this Agreement to “Exchange Ratio” and “Per Share Stock Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Per Share Stock Consideration after giving effect to any adjustment made pursuant to this Section 9.1(g). For purposes of this Section 9.1(g), the following terms shall have the meanings indicated:
“Adjusted Parent Ratio” means the number obtained by dividing (x) the sum of (A) the Average Closing Price plus (B) the quotient obtained by dividing the aggregate increase in transaction value resulting from an increase in the Exchange Ratio by the total number of shares of Company Common Stock outstanding multiplied by the initial Exchange Ratio, on the Determination Date, by (y) the Starting Price. For purposes of calculating the increase in transaction value, the price per share of Parent Common Stock shall be deemed to be the Average Closing Price.
“Average Closing Price” means the average of the last reported sale prices per share of Parent Common Stock as reported on the NASDAQ Stock Market (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date.
“Determination Date” shall mean the fifth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the NASDAQ Stock Market, then the trading day immediately preceding such calendar day.
“Index Price” on a given date means the closing price of the NASDAQ Bank Index.
“Per Share Consideration” means the product of the Per Share Stock Consideration times the Average Closing Price.
“Starting Date” means the trading day on the NASDAQ Stock Market preceding the day on which the parties publicly announce the signing of this Agreement.
“Starting Price” means $9.88.
If Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of Parent shall be appropriately adjusted for the purposes of applying this Section 9.1(g).
(h) by Parent, if (i) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.4 hereof in order to accept a Superior Proposal, or (ii) prior to acceptance for payment of the Company Common Stock any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than the Parent or its Subsidiaries) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the outstanding Company Common Stock.

9.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections 7.2(b), 7.3(e), 9.2 and 10.3 shall survive any termination of this Agreement and (ii) that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.
9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement, the Merger and other transactions contemplated hereby, by the shareholders of either the Company or Parent; provided, however, that after any approval and adoption of the transactions contemplated by this Agreement by the Company’s shareholders, there may not be, without further approval and adoption of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
9.4 Extensions; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE X
GENERAL PROVISIONS
10.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Parent at 10:00 a.m., or such other place and time as may be agreed to by the parties hereto, and on such date as the parties hereto shall mutually agree, provided that such date may not be later than 15 business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the “Closing Date”).
10.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.3 Expenses. Except as otherwise specified in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to Parent, to:

Susquehanna Bancshares, Inc. 26 North Cedar Street Lititz, PA 17543 Attention: Chief Executive Officer

with a copy to:

Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103 Attention: Joanne R. Soslow, Esq.
and
(b)	if to the Company, to:

Abington Bancorp, Inc. 180 Old York Road Jenkintown, Pennsylvania 19046 Attention: Chief Executive Officer

with a copy to:

Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W. 11th Floor Washington, D.C. 20005 Attention: Raymond A. Tiernan, Esq.

10.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 26, 2011. No provision of this Agreement shall be construed to require the Company, Parent or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.
10.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
10.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreements between Parent and the Company.
10.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law.
10.9 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in 7.2(b) of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 7.2(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
10.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
10.11 Publicity. Except as expressly permitted by this Agreement or otherwise required by law or the rules of the NASDAQ Stock Market, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

10.12 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
10.13 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the Merger and/or the Bank Merger subject to the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) there are no adverse tax consequences to the shareholders of the Company as a result of such modification, (iii) there are no adverse tax consequences to Parent or the Company as a result of such modification and (iv) such modification will not jeopardize or materially delay receipt of any required approvals of Governmental Authorities or otherwise impede or materially delay consummation of the Merger.

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PARENT

SUSQUEHANNA BANCSHARES, INC.

By:	/s/ William J. Reuter

	Name:	William J. Reuter
	Title:	Chairman, President and
Chief Executive Officer

COMPANY

ABINGTON BANCORP, INC.

By:	/s/ Robert W. White

	Name: Title:	Robert W. White Chairman, President and
Chief Executive Officer

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